EXHIBIT 99.1

NEWS

Contacts:	AmSouth:	David Webster 205-581-7494 (News Media)
Rick Swagler 205-801-0105 (News Media)
List Underwood 205-801-0265 (Investors)

	Heritage Bank:	John E Peck, CEO
2700 Fort Campbell Blvd.
Hopkinsville, KY 42240
270-885-1171
jpeck@hopfed.com

AMSOUTH TO SELL FOUR TENNESSEE BRANCHES TO HOPFED BANCORP

BIRMINGHAM, Ala., (April 25, 2006) – HopFed Bancorp (NASDAQ: HFBC), which operates as Heritage Bank, has signed a definitive agreement to purchase four AmSouth branch offices in Kingston Springs, Ashland City, Pleasant View, and Erin, Tenn. The four offices have combined deposits of approximately $80 million. The transaction, which is subject to regulatory approval, is expected to close by the end of the second quarter 2006. Terms were not disclosed.

Keith Herron, area executive and head of AmSouth’s Middle Tennessee banking group, said the sale of the four branches is part of AmSouth’s efforts to operate in areas that best support achievement of the company’s growth objectives. “We continue to see opportunity for business expansion in Tennessee, and this sale will provide some of the resources we need to invest in additional growth. We periodically review our network to ensure AmSouth has positioned resources where they make the most strategic sense. Our goal in this transaction with Heritage Bank is to ensure a smooth transition for our customers and employees,” Herron said. In making today’s announcement, John E. Peck, chief executive officer and president of HopFed Bancorp, said, “We are excited about this Tennessee expansion opportunity.” He added that these branches will allow Heritage to provide its special brand of neighborhood banking to the people in Cheatham and Houston counties.

About HopFed Bancorp, Inc.

HopFed Bancorp Inc. is a holding company of Heritage Bank headquartered in Hopkinsville, Kentucky. The bank has nine offices in western Kentucky and Tennessee. Heritage Bank conducts neighborhood banking operations in the Kentucky cities of Hopkinsville, Elkton, Cadiz, Murray, Benton, Calvert City, Fulton, and Clarksville, Tenn. and records assets of more than $649 million. The bank offers a broad line of banking and financial products and services with the personalized focus of a community banking organization. For more information about Heritage Bank and HopFed Bancorp, Inc., go to our web site at www.bankwithheritage.com.

About AmSouth

AmSouth is a regional bank holding company with $53 billion in assets, more than 680 branch banking offices, and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.